Exhibit 10.8

100% QUOTA SHARE REINSURANCE CONTRACT

between

VESTA FIRE INSURANCE CORPORATION

VESTA INSURANCE CORPORATION

INSURA PROPERTY AND CASUALTY INSURANCE COMPANY

SHELBY CASUALTY INSURANCE COMPANY

THE HAWAIIAN INSURANCE & GUARANTY COMPANY, LTD

Chicago, Illinois

(Hereinafter referred to as the “Company”)

and

AFFIRMATIVE INSURANCE COMPANY

Chicago, Illinois

(Hereinafter referred to as the “Reinsurer”)

ARTICLE I — BUSINESS COVERED

Effective December 31, 2003, the Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept as reinsurance from the Company 100% quota share of the premium and associated ultimate net liability of the Company as hereinafter defined under all binders, policies, contracts or other evidences of insurance, in-force, new, and renewal for the Company’s non-standard automobile line of business that is controlled and/or generated by American Agencies Holdings, Inc.

ARTICLE II — TERRITORY

This Agreement applies to business located in the United States of America, Puerto Rico and Canada, and elsewhere when coverage extends thereto under extraterritorial provisions of the Company’s policies.

ARTICLE III — ULTIMATE NET LIABILITY

The term “ultimate net liability” shall mean the net liability of the Company after the deduction of all other reinsurance (including facultative), whether specific or general, effected by the Company or its agents.

ARTICLE IV — LIABILITY OF THE REINSURER

A.	The liability of the Reinsurer hereunder shall commence obligatorily and simultaneously with that of the Company.

B.	The Reinsurer binds itself unconditionally to follow the Company in the acceptance or rejection of business, its settlement or rejection of claims, its premium rates and its terms of insurance to its insureds and in all policies whether originally adopted or subsequently changed by the Company and in every lawful act of the Company performed under the development, preservation, conduct or liquidation of business which is the subject matter of this Agreement.

ARTICLE V — COMMENCEMENT AND TERMINATION

A.	This Agreement shall take effect as of 12:01 a.m., local standard time, December 31, 2003, and shall remain continuously in force but may be terminated at the end of any calendar quarter by either party upon giving not less than ninety (90) days notice in writing to the other party.

B.	Unless otherwise agreed by the parties hereto, the Reinsurer shall remain liable for its share of losses under policies in force at the termination of this Agreement until the natural expiration, cancellation or the next anniversary of such policies. The Reinsurer shall not be liable for loss or losses occurring subsequent to the first anniversary of the effective date of termination.

C.	In the event of termination of this Agreement, the Company retains the right to reassume the liability reinsured hereunder as of the effective date of such termination. Should the Company choose to exercise this right, the Reinsurer shall remit to the Company the unearned premiums hereunder, less original commissions previously allowed on such premiums.

D.	Should any law or regulation of any jurisdiction in which the Company is doing business render illegal the provisions of this Agreement, this Agreement shall be terminated immediately, insofar as it applies to such jurisdiction, by either party giving written notice to the other to such effect. Nonetheless, the Reinsurer shall remain liable for its pro-rata share of the affected policies so long as the Company remains at risk under such policies.

E.	Should this Agreement terminate while a loss covered hereunder is in progress, it is agreed that, subject to the other conditions of this Agreement, the Reinsurer shall indemnify the Company as if the entire loss had occurred during the term of this Agreement.

ARTICLE VI — PREMIUMS AND COMMISSIONS

The premiums payable to the Reinsurer shall be calculated at the original gross rates charged by the Company. As of December 31, 2003 the Company will cede to the Reinsurer and the

Reinsurer will accept 100% of the unearned premium and associated ultimate net liability on the business covered by Article I above. The Reinsurer shall allow the Company a commission on the net premiums ceded (being gross written premiums less cancellations and return premiums) equal to all expenses associated with the production and maintenance of the business, plus one half (1/2) of one (1) percent of the net written premium of business covered under the Agreement.

ARTICLE VII — REPORTS AND REMITTANCES

A.	Within 30 days after the close of each calendar month, the Company shall forward to the Reinsurer an account current which shall provide the following information:

1.	Gross premiums, net of return premiums, ceded to this Contract during the accounted month;

2.	Reinsurance premiums ceded;

3.	Original acquisition costs;

4.	Overriding commissions, if any;

5.	Losses and loss adjustment expenses, net of salvage and/or subrogation, paid during the accounted month and recoverable hereunder.

Net balances due either party shall be remitted by the other within 60 days after the close of the accounted month.

B.	The monthly account current shall also indicate:

1.	Reserves for unearned premiums in respect of premiums ceded hereunder as of the close of the accounted month;

2.	Reserves for outstanding losses recoverable hereunder as of the close of the accounted month;

3.	Loss Adjustment Expenses—reserves for outstanding losses recoverable hereunder as of the close of the accounted month.

ARTICLE VIII — LOSS AND LOSS ADJUSTMENT EXPENSES

A.	All loss settlements made by the Company shall be unconditionally binding upon the Reinsurer in proportion to its participation, and the Reinsurer shall benefit proportionately in all salvages and recoveries.

B.	The Reinsurer shall bear its proportionate share of all expenses incurred by the Company in investigation, adjustment, appraisal or defense of all claims under policies reinsured hereunder (excluding office expenses and salaries of officials and regular employees, other than staff field adjusters of the Company), and shall receive its proportionate share of any recoveries of any such expenses.

C.	The Reinsurer’s share of losses, loss adjustment expense and loss recoveries shall be carried into the monthly account current provided for in the Reports and Remittances Article forming a part of this Agreement.

ARTICLE IX — ERRORS AND OMISSIONS

A.	The Reinsurer shall not be relieved of liability by reason of an error or accidental omission by the Company in reporting any claim or loss or any business reinsured under this Agreement, provided that such error or omission is rectified promptly after discovery.

B.	The Reinsurer shall be obligated only for the return of the premium paid to the Reinsurer with respect to business reported but not reinsured under this Agreement.

ARTICLE X — CURRENCY

All amounts expressed herein are in United States Dollars and all premiums and loss payments shall be made in United States Currency.

ARTICLE XI — ACCESS TO RECORDS

The Reinsurer or its duly authorized representative shall have free access at all reasonable times to the books and records of the Company for the purpose of obtaining information concerning this Agreement or the subject matter hereof.

ARTICLE XII — TAX CLAUSE — REINSURANCE

The Company agrees not to claim any deduction with respect to the premiums ceded hereunder when making tax returns, other than income or profits tax returns to the appropriate tax authorities.

ARTICLE XIII — RESERVES AND TAXES

A.	The Reinsurer shall maintain such reserves as may be required with respect to the Reinsurer’s proportion of unearned premium, outstanding losses, and loss adjustment expense. The Reserves for Outstanding Losses and Loss Adjustment Expense Reserves shall have included a separate item for Incurred But Not Reported amounts for each caption.

B.	The Company shall be liable for all taxes on premiums ceded to the Reinsurer under this Agreement.

ARTICLE XIV — RESERVES FUNDING CLAUSE

A.	In the event that the Reinsurer is not admitted to transact insurance business in any state, and if required by the Company to avoid a penalty to its surplus, the Reinsurer agrees to have funds withheld on account, advance funds or furnish clean, evergreen irrevocable letters of credit to the Company, for the purpose of guaranteeing payment of obligations of the Reinsurer for its share of unearned premium, outstanding loss and attendant expense reserves, and reserves for Incurred But Not Reported losses. Such funds or letters of credit to be in a form acceptable to the insurance regulatory authority involved.

B.	Should the Reinsurer be required to apply for and secure delivery to the Company of a letter of credit, it is understood that such letter of credit shall be clean, evergreen and irrevocable and issued by a bank which is acceptable to the insurance regulatory authority of the jurisdiction involved. Such letter of credit shall be effective not later than December 31 of the year in which such letter of credit shall have been requested and shall be unlimited term subject only to cancellation on any subsequent December 31 upon 90 days written notice given by the Company to the Reinsurer.

C.	The Company agrees that any amounts which it may draw against any such letters of credit shall be for the following purposes only:

1.	To pay the Reinsurer’s share under this Agreement for any losses sustained under policies which are the subject of this Agreement if not otherwise paid by the Reinsurer.

2.	To refund to the Reinsurer any amount drawn against the letter of credit which is in excess of the actual amount required by paragraph (1) herein.

ARTICLE XV — OFFSET CLAUSE

The Company and each Reinsurer hereunder may offset any balance or amount due from one party to the other under this Agreement.

ARTICLE XVI — INSOLVENCY FUNDS EXCLUSION CLAUSE

This Agreement excludes all liability of the Company arising, by contract, operation of law or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE XVII — INSOLVENCY

A.	The reinsurance under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under any policy or policies reinsured hereunder without diminution because of the insolvency of the Company.

B.	In the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company on the policy or policies reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a pro-rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose a defense to such claim, the expense so incurred shall be apportioned in accordance with the terms of this agreement as though such expense had been incurred by the Company.

D.	In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor.

ARTICLE XVIII — ARBITRATION

A.	In the event of differences arising between the contracting parties with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether arising before or after termination of this Agreement, such differences shall be submitted to arbitration upon the written request of one of the contracting parties.

B.

Each party shall appoint an arbitrator within 30 days of being requested to do so, and the two named shall select an Umpire before entering upon the arbitration. If either party refuses or neglects to appoint an arbitrator within the time specified, the other party may appoint the second arbitrator. If the two arbitrators fail to agree on an Umpire within 30 days of their appointment each of them shall name three individuals, of whom the other shall decline two, and the choice shall then be made by drawing lots. The arbitrators and the Umpire shall be active or retired disinterested officers of insurance or reinsurance companies authorized to transact business in one or more states of the United States of America and having knowledge of the kind of insurance about which the difference has arisen.

C.	Each party shall submit its case to the arbitrators within 30 days of the appointment of the Umpire or within such period as may be agreed by the arbitrators. All arbitrators shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. Their decision shall be made as soon as practicable but within sixty days following termination of the hearings unless the parties consent to an extension.

D.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. The arbitration shall be held at the times and places agreed upon by the arbitrators and Umpire.

ARTICLE XIX — ENTIRE AGREEMENT CLAUSE

This Agreement will constitute the entire agreement between the parties hereto with respect to the business reinsured hereunder and no understanding exist between the parties other than those expressed in the Agreement.

ARTICLE XX — PARTICIPATION

This Agreement obligates the Reinsurer for 100% of the interest and liabilities set forth under this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates:

Birmingham, Alabama, this                  day of                                          , 2004.

VESTA FIRE INSURANCE CORPORATION
VESTA INSURANCE CORPORATION
INSURA PROPERTY AND CASUALTY INSURANCE COMPANY
SHELBY CASUALTY INSURANCE COMPANY
THE HAWAIIAN INSURANCE & GUARANTY COMPANY

Birmingham, Alabama, this                  day of                                          , 2004.

AFFIRMATIVE INSURANCE COMPANY